Exhibit 99.2

Listed on the New York Stock Exchange (CLP)	NEWS RELEASE

Colonial Properties Trust Commences Common Share Offering

BIRMINGHAM, Ala., September 29, 2009 — Colonial Properties Trust (NYSE: CLP) today announced that it has commenced a public offering of 9,000,000 of its common shares. The Company plans to use the net proceeds from the offering to repay a portion of the outstanding balance under its unsecured revolving credit facility and for general corporate purposes. BofA Merrill Lynch, Wells Fargo Securities and UBS Investment Bank are the joint book-running managers for the offering. The underwriters will be granted a 30-day option to purchase up to 1,350,000 additional common shares to cover overallotments, if any.

This offering will be made pursuant to a prospectus supplement to the Company’s prospectus, dated April 10, 2009, filed as part of its effective shelf registration statement relating to these securities. This press release shall not constitute an offer to sell or a solicitation of an offer to buy the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction. The offering may be made only by means of the aforementioned prospectus supplement and the related prospectus.

When available, copies of the preliminary prospectus supplement and accompanying prospectus relating to these securities may be obtained by contacting BofA Merrill Lynch, Attention: Prospectus Department, 4 World Financial Center, New York, New York 10080, telephone: 212-449-1000; Wells Fargo Securities, Attention: Equity Syndicate Department, 375 Park Avenue, New York, New York 10152, telephone: (800) 326-5897; UBS Investment Bank, Attention: Prospectus Department, 299 Park Avenue, New York, New York 10171, telephone: (877) 827-6444, ext. 561-3884.

Colonial Properties Trust is a multifamily real estate investment trust (REIT) that creates additional value for its shareholders by managing commercial assets through joint venture investments and pursuing development opportunities. As of June 30, 2009, the company owned or maintained a partial ownership interest in 35,430 apartment units, and 21.5 million square feet of office and retail space located in key Sunbelt states from Virginia to Nevada. Headquartered in Birmingham, Alabama, Colonial Properties is listed on the New York Stock Exchange under the symbol CLP and is included in the S&P SmallCap 600 Index.

CONTACT:	Colonial Properties Trust Jerry A. Brewer, Executive Vice President, Finance, 1-800-645-3917